EXHIBIT 11

                    COMPUTATION OF PER SHARE EARNINGS (Loss)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                                       March 31,     March 31,
                                                                         1999          1998
                                                                     -----------    -----------
Net loss, as reported                                                $ (199,626)    $ (381,844)

Preferred stock preference items:

Warrant                                                                             $ (214,000)

Discount inherent in conversion terms of Series C
        convertible preferred stock upon issuance                                   $  (25,958)

Discount inherent in conversion terms of Series D
        convertible preferred stock upon issuance                                   $  (20,644)

Discount inherent in conversion terms of Series F
        convertible preferred stock upon issuance                    $  (18,750)           -

Interest on Series B, C, D and F convertible preferred stock         $ (104,500)    $ (102,750)
                                                                     -----------    -----------

Total preferred stock preference item                                $ (123,250)    $ (363,352)

Net loss attributable to common stockholders                         $ (322,876)    $ (745,196)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                    2,537,859      1,628,332
B. Shares attributable to convertible preferred stock outstanding           -              -
C. Shares attributable to common stock options and warrants
        pursuant to APB 15, paragraph 38 (a)                                -              -
                                                                     -----------    -----------

Weighted average shares outstanding                                   2,537,859      1,628,332
                                                                     ===========    ===========

Net loss  per share                                                  $    (0.13)    $    (0.46)
                                                                     ===========    ===========

Note: Due to the Company's net loss, no exercises of options or conversions of preferred stock have been assumed, all such items would be anti-dilutive.